Exhibit 99.1

Contact:	Mark A. Steinkrauss, Vice President, Corporate Relations
(312) 592-5384 mark.steinkrauss@teldta.com

FOR RELEASE: IMMEDIATE

TDS CFO SANDRA L. HELTON RESIGNS;

TDS APPOINTS KENNETH R. MEYERS AS NEW CFO

CHICAGO — Dec. 4, 2006 — Telephone and Data Systems, Inc. [AMEX:TDS, TDS.S] today announced that Sandra L. Helton has resigned as executive vice president and chief financial officer, effective Dec. 31, 2006.  Helton will also step down from the company’s board, and the board of United States Cellular Corporation [AMEX:USM], TDS’ publicly traded subsidiary. TDS has appointed Kenneth R. Meyers, currently executive vice president and chief financial officer of U.S. Cellular, to replace Helton.

“Under Sandy Helton’s leadership, TDS’ finance and accounting operations made great progress,” said LeRoy T. Carlson, Jr., TDS president and CEO. “We look forward to continuing and building on this work in the future.”

Helton’s accomplishments during her tenure included:

•                  Refocusing the company’s operating units on improved profitability

•                  Initiating capital structure changes, including strengthening and simplifying the company’s debt structure

•                  Initiating an enterprise-wide strategic planning approach for the company and its operating subsidiaries

•                  Reducing the company’s income tax and property tax obligations

•                  Strengthening corporate staff functions

•                  Implementing requirements related to the Sarbanes-Oxley Act

“After eight years with the company, I feel the time has come for me to move ahead with some other personal and professional interests,” said Helton. “I am proud of everything my team and I have accomplished.”

“We are grateful to Sandy Helton for her many important contributions to the TDS board and to our company, and we wish her success in her future endeavors,” said Walter C.D. Carlson, TDS chairman.

Prior to joining TDS, Helton spent 26 years with Corning Incorporated, where she held several finance and engineering positions, including serving as senior vice president and treasurer from 1991 to 1997. In addition, she played a leadership role in several major change initiatives, including Total Quality Management and corporate reengineering. Helton also served as vice president and corporate controller of Compaq Computer Corporation, now part of Hewlett-Packard Company, from 1997 to 1998.

Helton serves on the board of directors of The Principal Financial Group, Covance Inc. and Northwestern Memorial Health Care.  She is a member of The Chicago Network, the Economic Club of Chicago, and The Executives’ Club of Chicago.

Helton received an S.M. (MBA) in finance from the MIT Sloan School of Management and a B.S. from the University of Kentucky.

About TDS

TDS is a diversified telecommunications corporation founded in 1969. Through its business units, U.S. Cellular and TDS Telecom, TDS operates primarily by providing wireless, local telephone, and broadband services. As of Sept. 30, 2006, the company employed 11,700 people and served 6.9 million customers/units in 36 states.

About U.S. Cellular

As of Sept. 30, 2006, U.S. Cellular Corporation, the nation’s sixth-largest wireless service carrier, provided wireless service to 5.7 million customers in 26 states.  The Chicago-based company operates on a customer satisfaction strategy, meeting customer needs by providing a comprehensive range of wireless products and services, superior customer support and a high-quality network.

For more information about TDS or its business units, visit:

TDS: www.teldta.com	TDS Telecom: www.tdstelecom.com
U.S. Cellular: www.uscc.com

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